UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of National Bank Holdings Corporation:

We cordially invite you to attend the Annual Meeting of Shareholders of National Bank Holdings Corporation at 8:30 a.m. Mountain Time on Wednesday, May 3, 2017, at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111. The purpose of the meeting is to:

1.	Elect seven directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (Proposal 1).
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2017 (Proposal 2).
3.

Adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement (Proposal 3).

4.	Transact such other business as may properly come before the meeting.

Information with respect to these matters is contained in the proxy statement accompanying this notice.

A proxy for use at the meeting in the form accompanying this notice is hereby solicited on behalf of the Board of Directors from holders of Class A common stock. The Board of Directors has fixed March 13, 2017 as the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.

The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 27, 2017.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your vote is important and we appreciate your cooperation in returning your proxy promptly. Your proxy is revocable and will not affect your right to vote in person at the meeting.

Please call us at 720-529-3346 if you need directions to attend the meeting or have questions about how to vote in person.

By Order of the Board of Directors
/s/ Zsolt K. Besskó
Zsolt K. Besskó, Secretary

Greenwood Village, Colorado

March 20, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 3, 2017: Our Proxy Statement and 2016 Annual Report to Shareholders are also available at www.proxyvote.com.

NATIONAL BANK HOLDINGS CORPORATION

PROXY STATEMENT

2017 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used at our 2017 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111, at 8:30 a.m. Mountain Time on Wednesday, May 3, 2017.

In this proxy statement, we refer to our employees as “associates.” In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2016 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 13, 2017 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 26,715,532 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 356,407 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director).

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting on the Internet, by telephone or by mail will not prevent you from attending or voting your shares at the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Zsolt K. Besskó, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions. We have engaged Alliance Advisors LLC (“Alliance”) as proxy solicitation agent and will pay fees of approximately $12,500 to Alliance plus certain out-of-pocket expenses to assist us with the solicitation of proxies.

Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

VOTE REQUIRED FOR APPROVAL

The presence, by proxy or in person, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote at the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum. If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the seven nominees for director receiving a plurality of the votes cast at the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

The advisory vote on executive compensation (Proposal 3) is non-binding, as provided by law. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation. Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

VOTING FOR REGISTERED AND BENEFICIAL SHAREHOLDERS

Registered and beneficial shareholders can vote their shares in the following ways:

By Internet: You may vote your shares over the internet by going to www.proxyvote.com. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

In Person: If you are a “record” shareholder of Class A common stock (that is, you hold Class A common stock in your own name in NBHC’s stock records maintained by our transfer agent), register upon your arrival at the Meeting, request a ballot and submit the ballot with your voting instructions at the Meeting.

Beneficial shareholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds your shares and follow the voting instructions on such form.

Your voting instructions must be received by the proxy voting deadline which is Tuesday May 2, 2017. The internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 2, 2017.

If you have any questions or require voting assistance, please contact our proxy solicitation agent, Alliance Advisors, toll-free at 855-486-7907 or by e-mail at nbhcinfo@allianceadvisorsllc.com.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 13, 2017, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer, Chief Financial Officer and the two other highest paid executive officers for 2016 (those four executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all current directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding).

We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 27,071,939 shares, which number is comprised of 26,715,532 shares of Class A common stock outstanding and 356,407 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 13, 2017.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 13, 2017. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class
Named Executive Officers and Directors
G. Timothy Laney(1)	1,084,619	3.9%
Brian F. Lilly(2)	294,981	1.1%
Richard U. Newfield, Jr.(3)	387,102	1.4%
Zsolt K. Besskó(4)	45,011	*
Ralph W. Clermont(5)	83,340	*
Robert E. Dean(6)	63,965	*
Fred J. Joseph(7)	8,228	*
Micho F. Spring(8)	64,878	*
Burney S. Warren, III(9)	67,333	*
Art Zeile(10)	3,038	*
All current executive officers and directors as a group (13 persons)	2,145,004	7.6%
5% Shareholders
T. Rowe Price Associates, Inc.(11) 100 East Pratt Street Baltimore, MD 21202	3,116,621	11.5%
BlackRock, Inc.(12) 55 East 52nd Street New York, NY 10055	3,089,823	11.4%
The Vanguard Group(13) 100 Vanguard Blvd. Malvern, PA 19355	2,389,507	8.8%
Dimensional Fund Advisors LP(14) 6300 Bee Cave Road Austin, Texas, 78746	2,098,956	7.8%

(1)

Includes 84,355 unvested restricted shares for which Mr. Laney has voting power and 615,917 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.

(2)	Includes 75,451 unvested restricted shares for which Mr. Lilly has voting power and 151,763 shares issuable upon the exercise of options.
(3)	Includes 30,498 unvested restricted shares for which Mr. Newfield has voting power and 276,890 shares issuable upon the exercise of options.
(4)	Includes 21,776 unvested restricted shares for which Mr. Besskó has voting power and 13,387 shares issuable upon the exercise of options.
(5)

Includes 2,674 unvested restricted shares for which Mr. Clermont has voting power and 46,333 shares issuable upon the exercise of options. Also includes 21,211 shares owned by the Ralph W. Clermont Revocable Trust.

(6)	Includes 2,292 unvested restricted shares for which Mr. Dean has voting power and 38,333 shares issuable upon the exercise of options.
(7)	Includes 2,292 unvested restricted shares for which Mr. Joseph has voting power.
(8)	Includes 2,292 unvested restricted shares for which Ms. Spring has voting power and 38,333 shares issuable upon the exercise of options.

(9)

Includes 2,292 unvested restricted shares for which Mr. Warren has voting power and 38,333 shares issuable upon the exercise of options. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.

(10)	Includes 2,237 unvested restricted shares for which Mr. Zeile has voting power.
(11)

As reported on Schedule 13G filed with the SEC on February 7, 2017 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap Fund”). Price Associates reported sole voting power with respect to 726,500 shares and sole dispositive power with respect to all shares beneficially owned. Price Small-Cap Fund reported sole voting power with respect to 1,879,859 shares. Price Associates reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

(12)

As reported on Schedule 13G filed with the SEC on January 9, 2017 by BlackRock, Inc. (“BlackRock”). BlackRock reported: (i) sole voting power with respect to 2,997,554 shares and sole dispositive power with respect to all shares beneficially owned; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) no one person’s interest in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.

(13)

As reported on Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 49,259 shares, sole dispositive power with respect to 2,335,090 shares, shared voting power with respect to 6,779 shares and shared dispositive power with respect to 54,417 shares.

(14)

As reported on Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power with respect to 1,991,016 shares and sole dispositive power with respect to 2,098,956 shares. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities that are owned by certain funds, and may be deemed to be the beneficial owner of the shares held by such funds. However, all securities reported in Dimensional’s Schedule 13G are owned by the funds, and Dimensional disclaims beneficial ownership of such securities.

PROPOSAL 1 - ELECTION OF DIRECTORS

Size of Board. We have set the size of the Board at seven members. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Robert E. Dean, Fred J. Joseph, Micho F. Spring, Burney S. Warren, III and Art Zeile.

2016 Appointment.  Beginning in February 2016, the Nominating and Governance Committee began reviewing potential candidates for the Board given Frank Cahouet’s expected retirement from the Board in May 2016. The full Board (including Mr. Cahouet) gave input to the Committee regarding desired skills and other attributes of future additions to the Board and provided potential candidate names throughout the process. The Board decided to add significant banking and securities regulatory expertise in 2014 with the addition of Fred Joseph to the Board and in 2016 decided to seek Board candidates with significant information technology expertise, particularly in the area of cybersecurity, given the importance of that topic to the business of the Company. The Board decided to prioritize its search for candidates in the Company’s primary geographic areas of Kansas/Missouri and Colorado and also sought candidates with prior public company board experience. An extensive review of candidates who would add to the diversity of the existing Board was undertaken. Given the goal of adding information technology and cybersecurity skills to the Board and in light of the ages of the other independent board members (then 63-68 years of age), there was a focus on relatively younger candidates during the search process.

In June 2016, the Nominating and Governance Committee recommended that Art Zeile be appointed to the Board. Prior to that recommendation, Mr. Zeile had met with all of the members of the Board and senior management and the Committee had fully reviewed Mr. Zeile’s experience and background, including his extensive information technology and cybersecurity expertise. Mr. Zeile was approved by the full Board and joined as an independent director on July 1, 2016.

Nominees. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected at the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board recommends you vote FOR each of the nominees set forth below.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

Ralph W. Clermont, Age 69

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since May 2014. He also serves as Chair of the Board’s Audit & Risk Committee and as a member of NBH Bank’s board of directors. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. In October 2015, Mr. Clermont was appointed to the Board of Directors of Cass Information Systems, Inc., where he also serves on the Audit Committee and the Governance Committee. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights.

Robert E. Dean, Age 65

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Since November 2014, Mr. Dean has served as a member of the boards of directors of two related Cornerstone closed-end mutual funds (Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

Fred J. Joseph, Age 64

Mr. Joseph has served as a director of the Company since 2014 and also serves as a member of NBH Bank’s board of directors. Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. He was originally appointed as the

Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

G. Timothy Laney, Age 56

Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2010. Mr. Laney was appointed as Chairman of the Company’s Board of Directors in 2014 and he also serves as the chairman of NBH Bank’s board of directors. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenures at Bank of America and Regions Financial.

Micho F. Spring, Age 67

Ms. Spring has served as a director for the Company since 2009 and also serves as a member of NBH Bank’s board of directors. Ms. Spring is Chair, Global Corporate Practice and President, New England of Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Vice Chair of the Greater Boston Chamber of Commerce and on a member of the Corporation of Partners Healthcare, Inc. She also serves on numerous boards of civic organizations including John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

Burney S. Warren, III, Age 69

Mr. Warren has served as a director for the Company since 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren has also served as an advisor to South State Corporation, a bank holding company based in South Carolina, over the past seven years. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren is currently chairman of East Carolina University’s Real Estate Foundation and serves on the board of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

Art Zeile, Age 53

Mr. Zeile has served as a director for the Company since July 2016. Mr. Zeile is currently the CEO of Deke Digital. Prior to joining Deke Digital, Mr. Zeile cofounded and served as the CEO of HOSTING, a pioneer in the cloud hosting space, from 2008 through 2016. Mr. Zeile’s extensive career experience also includes serving as CEO and co-founder of several technology companies. He began his career as an Officer in the U.S. Air Force. Mr. Zeile currently serves on the board of Halyard Capital Funds and Choozle and is a member of the University of Delaware Cyber Security Initiative Advisory Council. He was also previously a director for Intrado (NASDAQ: TRDO) from 2004 to 2006 and iTriage, which was acquired by Aetna, from 2009 to 2011. Mr. Zeile holds a Masters of Public Policy from the JFK School of Government, Harvard University and a Bachelor of Science in Astronautical Engineering from the U.S. Air Force Academy. Mr. Zeile’s extensive experience in telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity, qualifies him to serve on our Board of Directors.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2017. KPMG has audited the financial statements of the Company since 2009. Shareholders will vote at the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2017 (Proposal 2).

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2016 and 2015:

	2016	2015
Audit fees	$ 1,075,500	$ 1,289,163
Audit-related fees	—	—
Tax fees	4,419	114,774
All other fees	82,471	—
Total	$ 1,162,390	$ 1,403,937

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. In addition, 2015 audit fees include fees for services related to the review of registration statements and related consent filings of $8,500.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees in 2016 and 2015.

Tax Fees. Tax fees principally relate to the preparation of tax returns, compliance services, tax planning and consultation services.

All Other Fees.  All other fees consist of fees for products and services other than the services reported above.

Audit and Risk Committee Pre-Approval Policies and Procedures

The Audit and Risk Committee selects and oversees our independent registered public accounting firm. The Audit and Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit and Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.

The Audit and Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit and Risk Committee has delegated such pre-approval authority to its Chair.

In 2016 and 2015, the Audit and Risk Committee pre-approved all of the audit and non-audit services provided by KPMG.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company, the Board, or the Compensation Committee. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

The Board encourages you to read both the “Letter to Shareholders from the Compensation Committee” section starting on page 20 and the “Compensation Discussion and Analysis” section starting on page 24. The Compensation Committee has made significant enhancements in strengthening the link between pay and performance to further link compensation to our overall compensation philosophy and explain the rationale for its pay decisions.  For these reasons, we strongly believe you should approve the compensation of our named executive officers.

The Board recommends that the shareholders vote FOR the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay) (Proposal 3).

GOVERNANCE

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These Guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates, including our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held seven meetings during 2016. During 2016, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2016, the Board met in executive sessions without the CEO and other members of management five times. During 2016, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2016, all directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating and Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit and Risk Committee	Compensation Committee	Nominating and Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Robert E. Dean	Ralph W. Clermont	Ralph W. Clermont
Fred J. Joseph	Robert E. Dean	Fred J. Joseph
Micho F. Spring	Micho F. Spring	Art Zeile
Burney S. Warren, III

With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on our website at www.nationalbankholdings.com.

Audit and Risk Committee

Purpose and Responsibilities. The Audit and Risk Committee is responsible for, among other things:

•

reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;

•

serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;
•	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and
•	preparing the Audit and Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit and Risk Committee must have a minimum of three members. No Audit and Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit and Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit and Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.

The Audit and Risk Committee meets as often as necessary to carry out its responsibilities but no less than quarterly. In 2016, the Audit and Risk Committee met four times.

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

•	determining the compensation of our executive officers;
•	reviewing our executive compensation policies and plans;
•	oversight of the Company’s compensation practices generally;
•	administering and implementing our equity compensation plans;
•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
•	overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for our Named Executive Officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities. In 2016, the Compensation Committee met five times.

Nominating and Governance Committee

Purpose and Responsibilities. The Nominating and Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
•	reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
•	reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
•	assessing the performance of our Board of Directors and its committees; and
•	monitoring our governance policies, principles and practices.

Information about the Nominating and Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating and Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating and Governance Committee meets as often as necessary to carry out its responsibilities. In 2016, the Nominating and Governance Committee met four times.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit and Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2017, the Board, with the assistance of the Nominating and Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of G. Timothy Laney because of his employment as an executive of the Company.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating and Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected G. Timothy Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Ralph W. Clermont to serve as the independent Lead Director. The Board has concluded, based upon the Company’s size and history and its years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company at this point in its history. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board has been very pleased with its three years of experience under this board leadership structure, which has enhanced Board communication and strategic planning.

The Board believes that the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, independent directors in executive session without management both are important parts of the Company’s corporate governance safeguards. Pursuant to the Company’s Governance Guidelines, the duties of the independent Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the independent directors; (ii) organizing, convening and presiding over executive sessions of the independent directors; (iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication; (viii) call meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors.

Our current board leadership structure supports the independence of the independent directors. The independent directors meet in executive session at each Board meeting and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit and Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit and Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit and Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer. The Audit and Risk Committee determines the risk appetite of the Company. Additionally, the Audit and Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accountant, including in executive sessions without management present.

The Compensation Committee oversees risks related to compensation, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company.

The Nominating and Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Director Nomination Process and Board Diversity

The Nominating and Governance Committee is responsible for recommending candidates for membership on our Board of Directors. The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications and independence of Board candidates. While the Nominating and Governance Committee does not have a formal policy regarding diversity, pursuant to our Governance Guidelines, the Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership.

Shareholders are welcome to recommend candidates for membership on the Board. The Nominating and Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2018 Annual Meeting of Shareholders - Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Warren, Clermont, Dean and Ms. Spring served as members of our Compensation Committee. None of them has at any time been an officer or associate of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

Compensation Principles. The Nominating & Governance Committee and the Board believe director compensation should be based upon the following principles:

•	to align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based and reinforced by stock ownership requirements;
•	director compensation should be sufficient to attract and retain high caliber experienced directors and commensurate with the work required and responsibilities undertaken; and
•	to foster management solicitation of director input and minimize administrative burdens, directors should receive retainers and not individual meeting fees.

Compensation Review. The Nominating and Governance Committee reviewed director compensation most recently in 2016 with the assistance of F.W. Cook & Co., Inc. (“F.W. Cook”), the independent compensation consultant that the Nominating and Governance Committee engages for director compensation matters.

Compensation Elements. Each independent director receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director receives an additional $10,000 annual cash retainer. The chair of the Audit and Risk Committee receives an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating and Governance Committees receives an additional annual cash retainer of $20,000. In addition, each independent director receives an annual grant of restricted stock with an aggregate grant date fair value of $90,000, except that the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $105,000. The grants are made on the date immediately following our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors. Our directors are eligible to participate in the Company’s Nonqualified Deferred Compensation Plan described in “Nonqualified Deferred Compensation Plan” below. No directors currently participate in the plan.

Stock Ownership Guidelines. We believe that ownership of NBHC stock helps align the interests of our directors with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board of Directors adopted stock ownership guidelines (the “Director Stock Ownership Guidelines”) for independent directors in 2012. Under the Director Stock Ownership Guidelines, our independent directors are required to beneficially own shares of NBHC stock worth four times their annual board cash retainer within five years (the “Director Minimum Ownership Threshold”). Independent directors who have not yet achieved the Director Minimum Ownership Threshold are required to retain 50% of the after-tax portion of vested stock awards. As of December 31, 2016, each independent director had achieved the Director Minimum Ownership Threshold, with the exception of Messrs. Joseph and Zeile, who only joined the Board on July 1, 2014 and July 1, 2016, respectively.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

Compensation for our independent directors during 2016 was as follows:

2016 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name	($)	($)(1)	($)
Frank V. Cahouet(2)	20,604	—	20,604
Ralph W. Clermont	100,000	105,000	205,000
Robert E. Dean	80,000	90,000	170,000
Fred J. Joseph	60,000	90,000	150,000
Micho F. Spring	60,000	90,000	150,000
Burney S. Warren, III	80,000	90,000	170,000
Art Zeile(3)	30,000	76,000	106,000

(1)

Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 15, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2016.

(2)	In May 2016, Mr. Cahouet retired from the Board.
(3)	Mr. Zeile joined the Board on July 1, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy. The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating and Governance Committee.

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

•

employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;

•	compensation for serving as a director of the Company;
•	payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;
•

indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;

•	transactions where the rates or charges are determined by competitive bids;
•	transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility;
•	ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating and Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating and Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating and Governance Committee shall only approve or ratify a Related Person Transaction if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating and Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating and Governance Committee to approve a Related Person Transaction, the Chair of the Nominating and Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating and Governance Committee will report any such approval to the Nominating and Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2015 and 2016, certain of the executive officers and directors of the Company or of NBH Bank, our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

EXECUTIVE OFFICERS

The age, business experience and current position of each person who currently serves as an executive officer of the Company are as follows (Ms. Bartelli, Mr. Randall and Mr. Sobers became executive officers as of January 1, 2017):

G. Timothy Laney, Age 56

Biographical information for Mr. Laney is provided in the section “Proposal 1 - Election of Directors” elsewhere in this proxy statement.

Brian F. Lilly, Age 59

Mr. Lilly has served as our Chief Financial Officer since 2012 and as our Chief of M&A and Strategy since 2014. He has also served as a member of NBH Bank’s board of directors since January 2016. Mr. Lilly is the former Vice Chairman and Chief Operating Officer of F.N.B. Corporation (“FNB”), where he was responsible for all activities of finance, investor relations, treasury, asset and liability committee, credit administration, risk management, technology and operations, legal, facilities and consumer finance. He was a key leader in FNB’s mergers and acquisitions strategy and execution, helping to build FNB into a leading $12 billion regional bank holding company. Prior to the Chief Operating Officer role, he spent six years as FNB’s Chief Financial Officer and Chief Administrative Officer, having reestablished those functions following the unique spin-off of the company in 2003. In addition, Mr. Lilly worked with PNC Financial for 15 years, principally in line-of-business and geographic Chief Financial Officer roles as well as corporate strategic planning. Mr. Lilly also worked for four years at Ernst & Young as a certified public accountant.

Richard U. Newfield, Jr., Age 55

Mr. Newfield has served as our Chief Risk Management Officer since 2011. He has also served as a member of NBH Bank’s board of directors since January 2016. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and corporate governance.

Zsolt K. Besskó, Age 47

Mr. Besskó has served as our Chief Administrative Officer & General Counsel since 2013, and currently oversees our legal, deposit/loan operations, human resources, facilities and enterprise technology functions. He has also served as a member of NBH Bank’s board of directors since January 2016. Mr. Besskó brings significant experience in banking, corporate, securities, mergers and acquisitions and corporate governance matters over the span of his 20-plus-year career. Prior to joining the Company, Mr. Besskó was a partner with the law firm of Stinson Leonard Street LLP (f.k.a. Stinson Morrison & Hecker LLP) and, prior to that, a shareholder of the law firm of Jones & Keller, P.C. Previously, he served as the Executive Vice President, General Counsel & Secretary of Guaranty Bancorp, a publicly traded bank holding company, where he oversaw the company’s legal and compliance departments. As an attorney in private practice, Mr. Besskó assisted publicly traded and privately held companies and financial institutions involving mergers and acquisitions, securities, SEC reporting, corporate governance, executive compensation, human resources, regulatory, and general corporate matters. He began his legal career at Sullivan & Cromwell LLP in New York City.

Whitney A. Bartelli, Age 48

Ms. Bartelli has served as NBH Bank’s Chief Marketing Officer since August 2015 and has served as President of Bank Midwest, a division of NBH Bank, since November 2015. She was previously the Director of Marketing since 2012. Ms. Bartelli has also served as a member of NBH Bank’s board of directors since January 2017. In her roles, she leads community building initiatives, integrated brand strategy and marketing programs, and product development and client service initiatives. Ms. Bartelli has more than 25 years of experience in financial services with a core expertise in branding, marketing and communications. Prior to joining NBH Bank in 2012, Ms. Bartelli was Senior Vice President of Retail Brand Strategy and Management at Bank of America, where she led brand-building initiatives for the card, deposits, small business and home loans lines of business. Ms. Bartelli is involved in many organizations throughout the community, including the board of directors for the Greater Kansas City Chamber of Commerce, where she serves as the Vice-Chair for the Executive Women’s Leadership Council, Kansas City Central Exchange, and the board of directors for Hope House.

Christopher S. Randall, Age 50

Mr. Randall has served as NBH Bank’s Executive Vice President and Head of Commercial and Specialty Banking since August 2015 and, prior to that, he was Senior Managing Director, Specialty Banking since 2013. He has also served as a member of NBH Bank’s board of directors since January 2017. Mr. Randall has over 27 years of leadership experience building successful commercial banking and specialty finance and investing business providing debt and equity capital to lower middle market business across the U.S. Prior to joining NBH Bank in 2013, Mr. Randall was the Director and Founder of CoBiz Structured Finance, based in Denver, Colorado, since 2011. Previously, he was an executive of the Marquette Financial Companies as Senior Managing Director, COO and Board Member of MFC Capital Funding, a Chicago, Illinois-based national specialty finance and investing business that was started in 2005. Mr. Randall is a Trustee of the University of Colorado Foundation, supporting all campuses of the University of Colorado System.

Patrick G. Sobers, Age 59

Mr. Sobers has served as NBH Bank’s Executive Vice President and Head of Small Business and Consumer Banking since April 2016 and has served as President of Community Banks of Colorado, a division of NBH Bank, since November 2016. He was previously the Executive Vice President and Head of Small Business and Consumer Banking for NBH Bank’s Community Banks of Colorado and Hillcrest divisions since 2012 and 2015, respectively. Mr. Sobers has also served as a member of NBH Bank’s board of directors since January 2017. Mr. Sobers has over 30 years of experience in the financial services industry. Prior to joining NBH Bank in 2012, he held several leadership positions at Bank of America, including as the Southeast Region’s Consumer Banking Executive; as Customer Service and Solutions Executive; as Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. Ms. Sobers has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations.  He is currently a member of the Foundation Board of the Moffitt Cancer Center.

EXECUTIVE COMPENSATION

LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee ensure that our executive compensation program is designed to pay for performance, while allowing the Company to attract and retain the talent that is essential to the successful execution of our long-term  strategy. The Board and the Compensation Committee believe in, and are committed to, providing clear and comprehensive disclosure to help you understand how (i) our compensation plans are structured, (ii) we assess performance and (iii) this performance leads to pay outcomes that are aligned with your best interests.

Company History and Financial Considerations

A historical perspective of the formation and development of the Company and our financial circumstances is helpful in understanding the evolution and maturation of our executive compensation program. The Company was formed in late 2009 through a private capital raise of $1.0 billion during the depths of the financial crisis, with no banking operations or assets. Our strategy at this early stage of our life was to acquire failed or troubled banks with the goal of creating a leading regional banking institution that would deliver meaningful value to its communities and investors. At this point, our expectation was to build an organization that would ultimately exceed $10 billion in assets.

•	In a span of 12 months between October 2010 and October 2011, we completed the acquisition of four problem or failed banks, three of which were FDIC-assisted transactions.
•

As of December 31, 2011, we had $6.4 billion in assets, 58% of our loans were accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, more than half of our balance sheet comprised of cash and securities, and we had a strong 15.10% Tier 1 leverage capital ratio.

•

During 2011 and 2012, our foundational infrastructure was built from the ground up and we ultimately integrated our acquisitions onto a single platform. This included the implementation of a scalable data processing and operating platform as well as hiring key personnel to execute our relationship banking strategy and transform our acquired, troubled banks to a leading community bank franchise.

•	In September 2012, we launched our IPO at $19.25 per share and were listed on the NYSE.
•

As a result of the “start up” nature of a new bank that acquired failed or troubled banks, our financial performance is not directly comparable to other mature financial institutions – e.g., profitability measures such as return on equity (ROE), return on assets (ROA), net interest margin, efficiency ratio and net income as well as growth measures related to loans, deposits, net interest income and non-interest income were being distorted – for the following reasons:

o

our balance sheet mix was more heavily weighted toward cash and securities and acquired, troubled non-strategic loans (versus originated, strategic loans) as well as acquired high-priced certificates of deposit during our building process;

o

the accounting treatment associated with our FDIC-assisted acquisitions generated an FDIC indemnification asset receivable, the amortization of which created a disparity between GAAP earnings and cash earnings;* and

o

we started with a higher-than-normal expense base as a result of our acquisitions and our related integration efforts; we have successfully reduced our annual expenses from $210 million in 2012 to $136 million in 2016.

•	Instead, measures such as organic loan origination and transaction deposit growth were more critical in measuring the Company’s success.

* For a complete description of the activity incurred, please refer to the Company’s Form 10-K filed with the SEC for the fiscal years ended 2012, 2013, 2014 and 2015 as well as the earnings releases furnished with the SEC on Form 8-K for the same periods.

•

During the next several years, we actively worked to resolve the acquired troubled loans and OREO. With the change in the regulatory landscape and a resulting decline in attractive acquisition candidates during these years, we also strategically focused on the organic growth of our loan and deposit portfolios and building and attracting relationship-based clients.

•

Our steadily growing loan originations of $434 million in 2012, $714 million in 2013, $869 million in 2014, $967 million in 2015 and $1.04 billion in 2016 were completely offset through 2013, and were meaningfully impacted from 2014 through 2016, by the successful liquidation of the acquired troubled assets.

•	At the same time, we also worked to prudently manage and reduce our expenses, enhance operational efficiencies, and foster a solid regulatory standing and a low “enterprise risk” profile.
•

Over this time period, our strategic growth objectives evolved – from becoming an institution with $10 billion plus in assets to one with $6 to $8 billion in assets – as a result of factors such as a greater emphasis on organic versus acquisition growth (given the change in regulatory landscape and acquisition market). In conjunction with this strategic decision, we successfully executed a share buyback program and, over time, repurchased 51% of our outstanding shares at a weighted average price of $20.03 through 2016.

•

2015 resulted in the successful termination of our operating agreement with the OCC (that was required in connection with obtaining our bank charter), the early exit of our loss-share agreements with the FDIC and converting our bank charter to become a Colorado state-regulated bank. In particular, the early termination of the FDIC loss-share agreements, coupled with the successful resolution of our acquired troubled assets, eliminated the disparity between our cash and GAAP earnings and provided more transparency to our financial results going into 2016.

•

Our 2016 financial results more clearly reflected the progress made over the past several years in creating a leading community bank franchise,  delivering shareholders a 51% total return with a year-end $31.89 share price and a record $23.1 million of net income and $0.79 earnings per share. In addition, even with the accounting disparities present in our results over past three-year period (2014-2016), our three-year cumulative total shareholder return of 54% outperformed the KBW Regional Banking (KRX) Index, the KBW Bank (KBX) Index and the S&P 500.

In summary, over the past six years, the Company has transformed into one collective banking operation with steadily increasing organic growth, prudent underwriting, meaningful market share, and continued opportunity for expansion.

Evolution of Our Executive Compensation Program

As the foundation for executing our business strategy, the Board sought to ensure the right management team was hired, in place and properly incentivized to achieve the Company’s strategic goals of transforming a group of acquired troubled banks into a single, sound banking operation and build a leading community bank franchise. As a result, there were two key elements of compensation in our early years: significant performance-based equity awards (restricted stock and stock options) to align the executives’ interests with those of shareholders while recognizing the risk inherent in building a new enterprise, and annual cash incentives to successfully deploy capital, operationalize our company and drive organic growth. In light of our early stage of development during a time of economic uncertainty, a comprehensive system of individual objectives tailored to each executive’s unique role was developed with cash incentives discretionarily determined by the Committee at the end of the year based on an in-depth review of performance.

As the Company continued to evolve between 2013 and 2015, so did the executive compensation program. During this period, we established more typical corporate and business unit objectives for our annual cash incentive bonus program and a more consistent, annual equity award program in the form of time-based restricted stock and stock options, with a primary focus on retention.

In 2015 and 2016, our Compensation Committee further refined our program, including taking input from an active shareholder engagement process, and implemented the following changes to further strengthen the alignment between pay and performance:

•	adopted a more objective, formula-based approach to the payment of annual cash incentives;
•	shifted the mix of incentive compensation by reducing the annual cash incentive opportunity and increasing the long-term equity opportunity;
•	introduced a long-term performance based equity award so that at least 50% of total equity compensation is only earned if specific three-year performance goals are achieved;
•	ensured that at least 70% of equity compensation is performance-based (50% in the form of performance stock units and 20% in the form of stock options);
•	introduced a double-trigger acceleration of equity awards upon a change of control for all equity awards moving forward; and
•	conformed clawback provisions for financial misstatements and other misconduct in employment and equity award agreements for each NEO.

Shareholder Engagement & 2016 Say-on-Pay

At our 2016 Annual Meeting of Shareholders, we received a shareholder vote of 78% in favor of our executive compensation, an improvement over the prior year’s results. The Board and the Compensation Committee are committed to understanding the views of the Company’s shareholders and ensuring the alignment of executive pay with company performance.

As part of the Company’s ongoing review of our executive compensation program and consistent with our commitment to the creation of value for shareholders, the Board and the Compensation Committee established in 2015 a process with management to annually engage with shareholders regarding our executive compensation program, including corporate governance matters.

Over the past year, the Company contacted shareholders representing over 70% of the shares outstanding as well as a leading proxy advisory firm. The shareholders we engaged with were supportive of the recent changes made to our executive compensation program. In addition, shareholders expressed support of the management team and the transformative accomplishments the team has been able to achieve from inception. In some cases, concerns were expressed regarding the comparative asset size of the Company’s peer group for compensation. These comments were taken into consideration when the Compensation Committee evaluated its peer group and our peer group was changed to incorporate a group of peers more closely aligned to our strategic objectives (see “Market Data Review” in the “Compensation Discussion and Analysis” section below).

2016 Accomplishments

As we continue to evolve and grow our market share, the Company achieved significant accomplishments in 2016, including the following:

•

increased loan originations to a record of over $1.0 billion in 2016, resulting in originated loan outstanding growth of 18% (total loan growth of 11% was impacted by the continued resolution of acquired troubled loans);

•	grew 2016 average transaction deposits 6% year-over-year while consolidating 12% of the banking center franchise over the past 18 months;
•	effectively deployed our excess capital by repurchasing 4.5 million shares ($94 million), or 15% of outstanding shares at a weighted average price of $20.78 per share;
•	expanded specialty banking, commercial and mortgage teams by attracting proven leaders in each of these key businesses;
•	increased quarterly dividend 40% to 7 cents per share;
•	successfully captured savings from telecommunication and data processing system conversions, resulting in year-over-year expense reduction of $5.5 million, or 48%;
•	established strong regulatory relationships and standing with our new regulators as a result of NBH Bank’s 2015 year-end conversion to a Colorado state-chartered bank;

•	generated industry leading stock performance, delivering shareholders a 51% total return in 2016, with a year-end $31.89 share price; and
•	our Company was added to the S&P Small Cap 600 Index in December, bringing further diversity to our shareholder base.

2016 CEO Compensation

Our CEO’s total compensation for 2016 was $2.3 million, compared to $2.4 million in 2015 and $2.6 million in 2014. Based upon the Company’s 2016 performance results, the Compensation Committee and the Board awarded our CEO an annual cash incentive payout at 71.4% of target, or $481,950, a decline of 42% from  2015 ($834,000) and a decline of 55% from 2014 ($1,062,000). Our CEO’s base salary remained at the same level as 2015 at $750,000. The value of our CEO’s equity awards increased 40% from $750,000 in 2015 to $1,050,000 in 2016, reflecting the shift from short-term cash incentive to longer term equity awards, of which 70% are performance-based.

Summary

The Board and the executive team remain committed to moving your company forward with one clear priority: delivering superior growth and performance for you, our shareholders. The Board and the Compensation Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. We are confident that the changes to our program enhance this alignment. As always, we are committed to improving our compensation and disclosure practices and we will continue to re-evaluate our current practices and monitor emerging best practices.

Compensation Committee Report

In its capacity as the Compensation Committee of the Board, the Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”). Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

We thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Burney S. Warren, III	/s/ Ralph W. Clermont
Burney S. Warren, III	Ralph W. Clermont
Chair

/s/ Robert E. Dean	/s/ Micho F. Spring
Robert E. Dean	Micho F. Spring

Compensation Discussion and Analysis

Introduction

In this section, which we refer to as the “CD&A”, we explain how we compensate the executive officers named in the table captioned “Summary Compensation Table” below (our “Named Executive Officers” or “NEOs”). Our NEOs for 2016 were:

•	G. Timothy Laney, Chairman, President and Chief Executive Officer
•	Brian F. Lilly, Chief Financial Officer; Chief of M&A and Strategy
•	Richard U. Newfield, Jr., Chief Risk Management Officer
•	Zsolt K. Besskó, Chief Administrative Officer & General Counsel

Our approach to executive compensation is to pay for performance and to ensure compensation programs are aligned with effective risk management. We believe that approaching compensation in this way will create sustainable shareholder value over the long term.

Philosophy, Objectives, Components and Highlights of Our Executive Compensation Program

Philosophy

Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

•	ensure that the goals and interests of management are closely aligned with those of the Company, its shareholders, its clients and the communities we serve;
•	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
•	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
•	pay compensation based on corporate and individual performance; and
•	attract and retain highly qualified executives through a balance of cash and equity compensation.

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Annual Compensation Component	Purpose	Considerations/Changes
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.

NEO salary levels are based on:

•  experience and education;

•  scope of responsibilities;

•  individual performance; and

•  competitiveness with salary ranges at other banking organizations.

NEO base salaries remained unchanged for 2015, 2016 and 2017.

Annual Compensation Component	Purpose	Considerations/Changes
Annual Incentive Compensation: Cash Incentive Bonus	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

Beginning in 2015, the Compensation Committee implemented a more objective approach in arriving at the payouts for annual cash incentive compensation, with approximately 60% of the payout based on quantitative financial metrics and the remaining 40% based on a qualitative assessment.

In 2016, 70% of the annual cash incentive bonus payout was based on the achievement of quantitative financial metrics, 15% was based upon Enterprise Risk Management factors, and 15% was based on an individual qualitative assessment.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

In the initial years of the Company’s formation, the Compensation Committee principally granted performance-based restricted stock and options to align the executives’ interests with the interests of our shareholders.

From 2013-2015, the Compensation Committee established a consistent, annual equity award program in the form of time-based restricted stock and options, with a primary focus on retention.

In 2016, the Compensation Committee introduced a long-term performance-based equity award that vests after a three-year performance period based on the achievement of financial metrics to complement time-based restricted stock and stock options and provide for at least 50% of equity compensation being performance-based (and 70% performance-based when stock options are considered).

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs.

Change in Control and Severance Arrangements	Employment agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent. In 2016, the Compensation Committee introduced double-trigger acceleration of equity upon a change in control to all future equity awards.

Compensation Best Practices

Best practices we have implemented with respect to our executive compensation program include the following:

•

Stock Ownership Guidelines. Our independent directors and NEOs are subject to stock ownership guidelines that impose a holding requirement of 50% of the after-tax portion of vested and/or exercised awards until established ownership thresholds are met.

•

Anti-Hedging/Pledging Policy. Our Insider Trading Policy prohibits hedging or short sales involving Company securities and strongly discourages pledging Company securities. None of our directors or NEOs pledge Company securities.

•	Double-trigger Acceleration of Equity. In 2016, the Company implemented a double-trigger acceleration of equity upon a change in control for future awards.
•	Limited Perquisites and Benefits. We provide limited perquisites to our NEOs and do not have a defined-benefit pension plan or SERPs.
•	Independent Compensation Consultant. The Compensation Committee engages F.W. Cook as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
•	Clawbacks. NEO employment and equity award agreements contain clawback provisions for financial misstatements and other misconduct.
•	Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
•

Pay for Performance. The Company targets total CEO compensation to be approximately 57% performance-based, inclusive of base salary, short-term cash incentive bonus and equity awards.  Other NEO target compensation ranges from 50 to 60% performance-based.

•	Caps on Payouts. The maximum payouts under the annual cash incentive bonus and our long term performance equity award are both capped at 150%.
•	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups.
•	Prohibition on Repricing of Stock Options. Our equity plans prohibit the repricing of stock options.

Setting Compensation for our Named Executive Officers

Executive compensation is set by the Compensation Committee, in collaboration with the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

Role of Compensation Consultant

The Compensation Committee engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to advise and support the Compensation Committee on compensation decisions. At the direction of the Compensation Committee, F.W. Cook assists in collecting and analyzing market data on compensation and provides expert knowledge of competitive practices and trends as well as developments in regulatory and technical matters. F.W. Cook has no other relationships with the Company (other than advising the Nominating and Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2016, the Compensation Committee considered the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.

Role of Management

Our CEO and Chief Administrative Officer assist the Compensation Committee in managing our executive compensation program. Our CEO attends meetings and makes recommendations to the Compensation Committee on the compensation of other NEOs. Our CEO and Chief Administrative Officer assist the Compensation Committee in designing our programs. Our Chief Risk Management Officer advises the Compensation Committee on risk mitigation and assessment of compensation risk. None of our NEOs provides recommendations with respect to their own compensation.

Market Data Review

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making executive compensation decisions.  Market information provides an external frame of reference on the range and reasonableness of compensation levels and practices, and is used as a data point in decision-making and not as a primary factor.  Internal considerations, competitive factors and the Company’s evolution are other factors the Compensation Committee considers in setting executive compensation.

The peer group was reviewed in 2016 by F.W. Cook, with input from the Compensation Committee and management. The directive from the Compensation Committee was to revise the peer group to bring median asset size closer to $6 billion in order to better align with the Company’s current size and strategy (which focuses on organic growth and assets of $6 to $8 billion within the next few years). After substantial review and consideration, the Compensation Committee approved the following peer group of 19 institutions (the “Compensation Peer Group”):

Ameris Bancorp	Columbia Banking System, Inc.
Berkshire Hills Bancorp Inc.	CVB Financial Corp.
Beneficial Bancorp, Inc.	Eagle Bancorp Inc.
Boston Private Financial Holdings	Flushing Financial Corp.
Brookline Bancorp Inc.	Independent Bank Group
Cascade Bancorp	Independent Bank Corp.
Capital Bank Financial Corp.	NBT Bancorp Inc.
Community Bank System Inc.	Opus Bank
Connect One Bancorp, Inc.	Townebank
CoBiz Financial

The companies in the Compensation Peer Group have a median asset size of $6.4 billion (as of June 30, 2016), ranging from approximately $3 billion to $9 billion. In addition to asset size, other factors considered in selecting peers included geography, complexity of the organization and similarity of business lines and services and products offered to those of the Company. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating NEO compensation. The Compensation Peer Group is reviewed annually and may be changed to reflect M&A activity and other items deemed relevant by the Compensation Committee.

F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation.

Executive Compensation Framework

In 2015, the Compensation Committee implemented three fundamental shifts to our executive compensation program to further strengthen the alignment of executive pay with the Company’s performance:

1.

Shift from Cash Compensation to Equity Compensation. Beginning with the 2015 cash incentive bonus program, the Compensation Committee implemented a shift of cash compensation to equity compensation by reducing the maximum annual cash incentive opportunity from 200% of target to 150% of target, while at the same time increasing the long-term equity award opportunity, thereby placing more compensation “at risk.”

2.

Shift in Payout Methodology for Annual Cash Incentive Bonus (including from Subjective to Objective). Historically, the Compensation Committee awarded the annual cash incentive bonus based upon a more subjective methodology. In addition, the payout percentage was determined based on a percentage of the maximum payout opportunity. Beginning with the 2015 cash incentive bonus program, and as further described under the heading “Annual Cash Incentive Compensation” below, the payout is primarily based on the attainment of quantitative financial metrics at threshold, target and maximum levels of performance and the determination of the payout under the cash incentive bonus program is based off of a percentage of the target payout opportunity, not maximum. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

3.

Shift to Performance-Based Equity Award Mix. Beginning with the equity awards granted in 2016, the Compensation Committee introduced a new long-term performance-based equity award with the objective that at least 50% of the total equity awarded is performance-based. When options are considered within the overall equity mix, 70% of the total equity awarded is performance-based.

Under this revised program, the Compensation Committee targets approximately 57% of the CEO’s total compensation to be performance based, as reflected below.

Building upon the three fundamental shifts to the program described above, the Compensation Committee made the following determinations with respect to each of the compensation components further described below.

Base Salary

For 2015, 2016 and 2017, the Compensation Committee determined that the base salaries for all NEOs should remain unchanged, which was based upon a variety of factors, including the Company’s focus on prudent expense management and the Compensation Committee’s annual review of peer and market data provided by F.W. Cook.

Annual Cash Incentive Compensation

2016 Executive Short-Term Cash Incentive Program Design

The Compensation Committee awards cash incentive compensation pursuant to the terms of the 2016 Executive Short-Term Cash Incentive Program (the “2016 STIP”), which was established pursuant to the 2014 Omnibus Incentive Plan. Under the 2016 STIP, the Compensation Committee capped the maximum payout at 150% of the target opportunity, with the following payout opportunity structure:

Named executive officer	Base salary	Threshold as % of target	Threshold payout	Target as % of salary	Target payout	Maximum as % of target	Maximum payout
G. Timothy Laney	$750,000	50%	$ 337,500	90%	$675,000	150%	$ 1,012,500
Brian F. Lilly	$375,000	50%	$ 140,625	75%	$281,250	150%	$ 421,875
Richard U. Newfield, Jr.	$325,000	50%	$ 97,500	60%	$195,000	150%	$ 292,500
Zsolt K. Besskó	$315,000	50%	$ 94,500	60%	$189,000	150%	$ 283,500

For the 2016 STIP, the Compensation Committee increased Mr. Besskó’s target percentage from 55% to 60% based upon Mr. Besskó’s increased span of duties and responsibilities.

In its establishment of the 2016 STIP, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that 70% of the total cash incentive bonus should be based on the attainment of specific quantitative financial metrics as interpolated for performance between threshold, target and maximum levels of performance. There is no payout with respect to a given metric if the threshold level of performance is not achieved. The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important to align the NEOs’ performance with the achievement of the Company’s strategic goals and key long-term financial targets.

The Compensation Committee also determined that the remaining 30% of the 2016 cash incentive bonus should be based on a qualitative assessment, with 15% of the cash incentive bonus based on Enterprise Risk Management and the remaining 15% based upon an individual assessment of each NEO, as further described below.

In establishing the performance metrics for the 2016 STIP, the Compensation Committee focused on the metrics that play the most significant role in driving the Company to meet its corporate objectives. Specifically, Core Net Income was deemed important by the Compensation Committee and given more weight given its importance to operating performance and long-term shareholder value. In addition, Loan Growth and Transaction Deposit Growth are both important levers in executing the Company’s growth strategy. Finally, the Compensation Committee believes that the Non-Performing Assets Ratio and specific Enterprise Risk Management criteria are both important given the emphasis on asset quality and prudent risk management.

For purposes of 162(m) of the Internal Revenue Code, the Compensation Committee set $5.0 million of GAAP net income as the minimum net income performance goal under the 2014 Omnibus Plan for the 2016 performance period (the “162(m) Compliance Gate”) with respect to compensation for the Chief Executive Officer. See also “Tax Considerations” below.

Review of 2016 STIP Performance Metrics by the Compensation Committee

For purposes of determining the achievement levels with respect to quantitative financial metrics, the Compensation Committee determined that despite an otherwise strong year, the Company’s 2016 performance was significantly impacted by the energy downturn and the related energy loan losses incurred. Specifically, the Compensation Committee acknowledged that the energy-related issues affected the actual results of the Core Net Income, Loan Growth and Asset Quality metrics. However, the Company remained vigilant in ensuring improved asset quality and enterprise risk management objectives.

In addition to the Compensation Committee determining that the 162(m) Compliance Gate was met, the following is a summary of the specific performance metrics established by the Compensation Committee for 2016, including the actual results for each metric:

						% achieved
Performance metric	Weighting	Threshold	Target	Maximum	Actual	(weighted)
Core Net Income ($ in thousands)(1)	20%	$21,595	$25,404	$29,215	$23,060	13.9%
Loan Growth(2)	15%	11.3%	16.1%	21.0%	10.6%	0.0%
Transaction Deposit Growth(3)	15%	6.1%	8.7%	10.5%	1.6%	0.0%
Asset Quality (Non-Performing Assets Ratio)(4)	20%	1.8%	1.6%	1.4%	1.6%	20.0%
Enterprise Risk Management(5)	15%	80%	100%	120%	120%	22.5%
Qualitative - Individual(6)	15%	80%	100%	120%	*	7.5%-22.5%
Payout as a Percentage of Target		50%	100%	150%	TOTAL:	63.9%-78.9% of Target

(1)

Core Net Income is defined as net income under GAAP, excluding the one-time expenses related to mergers and acquisitions, material securities gains and losses, and other extraordinary items that the Compensation Committee deems are not a core indicator of Company operations.

(2)	Loan Growth is measured as the growth between ending loan balances at December 31, 2015 and ending loan balances at December 31, 2016.
(3)

Transaction Deposit Growth is measured as the growth between average transaction deposits (average total deposits less average time deposits) for the 4th quarter ended December 31, 2015 and the average transaction deposits for the 4th quarter ended December 31, 2016.

(4)	Non-Performing Assets Ratio is the ratio of the sum of non-accrual loans, other real estate owned (OREO), and other repossessed assets to the total loans, OREO and other repossessed assets.
(5)

Enterprise Risk Management factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships will be considered.

(6)

Qualitative - Individual factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.

* The individual performance results for each Named Executive are discussed below.

Enterprise Risk Management. With respect to this qualitative factor, the Compensation Committee considered the Company’s strong regulatory relationships, including with respect to its BSA/AML and compliance programs, particularly in light of NBH Bank’s conversion to a state-chartered bank at the end of 2015, and its prudent and effective enterprise risk management program resulting in the achievement of this performance component at 120% of the target level, or maximum.

Qualitative Individual. For this component, the Compensation Committee considered each NEO’s individual performance as follows:

•

G. Timothy Laney (100% - target payout): With respect to Mr. Laney, the Compensation Committee considered the overall financial results and accomplishments of the Company as well as Mr. Laney’s successful execution of the strategic plan in 2016, resulting in the achievement of the individual performance component at 100% of the target level payout.

•

Brian F. Lilly (120% - maximum payout): With respect to Mr. Lilly, the Compensation Committee considered Mr. Lilly’s contributions to the overall financial results and accomplishments of the Company as well as Mr. Laney’s recommendation and evaluation of Mr. Lilly’s performance, resulting in the achievement of the individual performance component at 120% of target, or the maximum level payout.

•

Richard U. Newfield, Jr. (80% - threshold payout): With respect to Mr. Newfield, the Compensation Committee considered Mr. Newfield’s contributions to the overall financial results and accomplishments of the Company as well as Mr. Laney’s recommendation and evaluation of Mr. Newfield’s performance, including taking into account the credit-related losses in the Company’s energy loan portfolio, resulting in the achievement of the individual performance component at 80% of target, or the threshold level payout.

•

Zsolt K. Besskó (120% - maximum payout): With respect to Mr. Besskó, the Compensation Committee considered Mr. Besskó’s contributions to the overall financial results and accomplishments of the Company as well as Mr. Laney’s recommendation and evaluation of Mr. Besskó’s performance, including his increased span of duties and responsibilities, resulting in the achievement of the individual performance component at 120% of target, or maximum level payout.

•

Zsolt K. Besskó (120% payout): With respect to Mr. Besskó, the committee considered Mr. Besskó’s contributions to the overall financial results and accomplishments of the Company as well as Mr. Laney’s recommendation and evaluation of Mr. Besskó’s performance, including his increased span of duties and responsibilities, resulting in the achievement of the individual performance component at 120% of the target level, or maximum.

•

With respect to Mr. Besskó, the committee considered Mr. Besskó’s contributions to the overall financial results and accomplishments of the Company as well as Mr. Laney’s recommendation and evaluation of Mr. Besskó’s performance, including his increased span of duties and responsibilities, resulting in the achievement of the individual performance component at 120% of the target level, or maximum.

Final Payouts Under the 2016 STIP

Based on the Compensation Committee’s analysis of the achievement of the quantitative financial metrics and the qualitative assessments, the committee awarded the following cash incentive bonus payments with respect to each of the NEOs:

Named executive officer	Total cash incentive bonus payment for 2016	Cash incentive bonus payment as a percentage of target
G. Timothy Laney	$482,000	71.4%
Brian F. Lilly	$222,000	78.9%
Richard U. Newfield, Jr.	$124,500	63.9%
Zsolt K. Besskó	$149,000	78.9%

2017 Executive Short-Term Cash Incentive Program

The 2017 Executive Short-Term Cash Incentive Program established by the Compensation Committee is substantially similar to the 2016 STIP.

Equity Compensation

Historical Equity Awards Overview

The Company was formed in 2009 with no operations or formal structure in place. As part of its building process, the Board of Directors sought to ensure that the right management team was established and that management was properly incentivized to achieve the Company’s growth goals. As a result, in the early years of the Company’s existence and in connection with the recruitment and hiring of our management team, certain of our NEOs principally received significant performance-based restricted stock awards that vest based on the attainment of certain stock prices (only a portion of which awards continue to remain unvested today) and options (which we consider to be performance-based) to further incentivize these individuals and align the executives’ interests with the interests of our shareholders. See the table “Outstanding Equity Awards at 2016 Fiscal Year-End” below for further information regarding these awards.

From 2013 through 2015, the Compensation Committee established a consistent, annual equity award program in the form of time-based restricted stock and options, with a primary focus on retention.

Starting with 2016, the Compensation Committee determined that the Company was in a position to introduce longer term performance-based awards into its mix of annual equity awards to continue to align the interests of executives with the interest of shareholders, but still ensure retention.

2016 Long-Term Equity Awards

In its reassessment of the executive compensation program, the Compensation Committee reevaluated the current mix of equity awards and determined that the Company, considering its current stage of maturation and evolution, was in a position to introduce a longer term performance based award into the mix of its annual equity award program. As a result, the equity awards granted in 2016 took the following forms:

1.	Three-Year Performance Stock Unit Awards (PSUs)
2.	2016 Market-Based Performance Awards (for NEOs other than the CEO)
3.	Option Awards (which we consider to be performance-based)
4.	Restricted Stock Awards

These specific types of awards are further explained below. The Compensation Committee approved the following equity award amounts for the equity granted to the NEOs in 2016:

Named executive officer	Total equity award value as a percentage of salary	Equity award value	Approximate value of PSUs	Approximate value of market based performance awards	Approximate value of restricted stock	Approximate value of options
G. Timothy Laney	140.0%	$ 1,050,000	50.0%	—	30.0%	20.0%
Brian F. Lilly	173.3%	$ 650,000	34.6%	30.8%	20.8%	13.8%
Richard U. Newfield, Jr.	100.4%	$ 326,250	42.4%	15.3%	25.4%	16.9%
Zsolt K. Besskó	95.9%	$ 302,000	41.7%	16.6%	25.0%	16.7%

With these awards granted in 2016, in addition to the other outstanding awards described in the table “Outstanding Equity Awards at 2016 Fiscal Year-End,” a significant portion of equity awards remain outstanding in the form of performance-based awards (including stock options). In particular, 95% of the CEO’s outstanding equity awards at the end of 2016 were performance-based.

Three-Year Performance Stock Unit Award

In 2016, the Compensation Committee introduced a long-term performance stock unit award (“PSU Award”) with vesting that is based on the Company’s achievement of two financial metrics over a three-year performance period (January 1, 2016 through December 31, 2018). The PSU Award will vest on March 1, 2019 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The payout under the award will be based upon an interpolation of threshold, target and maximum performance levels. The payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units on the vesting date. The two financial metrics and respective weightings for the PSU Award are as follows:

Financial Metric	Weighting	Threshold	Target	Maximum
Cumulative Earnings Per Share (EPS)	60%	$2.92	$3.66	$4.57
3-year Relative Total Shareholder Return (TSR)(1) (percentile rank)	40%	35th	50th	75th
Payout Amount	100%	50%	100%	150%

(1)

TSR is measured against the TSR for companies in the KBW Regional Banking Index (KRX) as of January 1, 2016 and assumes dividends are reinvested in Company shares on the ex-dividend date. If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term Corporate Objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated 60% of the award on Cumulative EPS  given the importance of earnings growth for the Company with the remaining 40% allocated to TSR to ensure the NEOs interests are closely aligned with the interests of shareholders.

2016 Market-Based Performance Award (NEOs other than CEO)

In recognition of the substantial efforts made in 2015 associated with the termination of the OCC Operating Agreement, the termination of the FDIC loss-share agreements and the successful charter conversion to a Colorado state-chartered bank, at the beginning of 2016, the Compensation Committee awarded Messrs. Lilly, Newfield and Besskó a market-based performance equity award that vests upon the later of (a) three years and (b) an average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share. If the performance condition of the award is not achieved within five years, the award is forfeited.

It is not the Compensation Committee’s intention to typically grant these types of awards. However, the Compensation Committee believed this award was important to recognize and reward the accomplishments of these NEOs in 2015 as these milestones were significant in ensuring greater transparency in the Company’s financial results (due to the termination of the FDIC loss-share agreements) and a reduction in regulatory burden and expenses (termination of OCC operating agreement and charter conversion).

At the time the award was granted, the Company’s stock price was trading below $20 per share and had been trading at that level for some time. The Compensation Committee believed that a $25 per share target would properly incentivize performance and recognize the efforts of these accomplishments.

Restricted Stock and Option Awards

The Compensation Committee also awarded equity to each of our NEOs in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives and, with respect to stock options, to incentivize performance.

2016 Equity Award Mix

The equity mix for the CEO and the other NEOs is at least 70% performance-based for the equity awards granted in 2016.

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of our NEOs with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted minimum stock ownership thresholds (the “Executive Minimum Ownership Thresholds”) as part of the stock ownership guidelines applicable to our NEOs (the “Executive Stock Ownership Guidelines”) as shown in the table below.

As part of the Executive Stock Ownership Guidelines, NEOs who have not yet achieved the Executive Minimum Ownership Thresholds are required to retain 50% of the after-tax portion of vested stock awards and exercised options until the threshold is met.

As of December 31, 2016, each NEO had achieved his respective Executive Minimum Ownership Threshold, with the exception of Mr. Besskó, who only joined the Company in 2013.

Minimum ownership thresholds
Title:	require owning lesser of:
Chief Executive Officer	5 times base salary or 175,000 shares
Chief Financial Officer; Chief of M&A & Strategy	4 times base salary or 60,000 shares
Chief Risk Management Officer	2 times base salary or 25,000 shares
Chief Administrative Officer & General Counsel	2 times base salary or 25,000 shares

Insider Trading Restrictions

We have adopted an Insider Trading Policy. To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits all associates, including our directors and executive officers, from engaging in short selling or hedging transactions involving NBHC stock. In addition, pledging or hypothecation of Company’s securities is strongly discouraged.

Clawback Policy

Each NEO’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the SEC or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award. In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of conduct, the Compensation Committee may require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our compensation programs in 2016. After reviewing our executive and broad-based compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management had put in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO (other than the Principal Financial Officer), except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. While the Company’s short-term and long-term compensation program is intended to maximize the deductibility of compensation, there can be no assurance that all compensation, if and when paid to any NEO, will ultimately prove to be deductible to the Company under the Internal Revenue Code and applicable U.S. Treasury Regulations. Further, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to forego any or all of the tax deduction.

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2016, 2015 and 2014, for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)
G. Timothy Laney	2016	750,000	—	839,974	210,000	482,000	—	41,820	(5)	2,323,794
Chairman, President and	2015	750,000	—	610,484	139,503	834,000	—	66,180		2,400,167
Chief Executive Officer	2014	737,308	—	529,760	170,240	1,062,000	—	60,849		2,560,157

Brian F. Lilly	2016	375,000	—	559,946	90,000	222,000	—	15,450	(6)	1,262,396
Chief Financial Officer;	2015	375,000	—	259,450	59,287	347,000	905	32,475		1,074,117
Chief of M&A and Strategy	2014	368,654	—	225,148	72,352	442,500	12	19,505		1,128,171

Richard U. Newfield, Jr.	2016	325,000	—	270,948	55,248	124,500	—	26,232	(7)	801,928
Chief Risk	2015	325,000	—	158,727	36,271	241,000	1,961	27,777		790,736
Management Officer	2014	318,654	—	136,224	43,776	306,000	545	20,799		825,998

Zsolt K. Besskó	2016	315,000	—	251,578	50,399	149,000	—	24,024	(8)	790,001
Chief Administrative	2015	315,000	—	141,020	32,225	214,000	—	26,154		728,399
Officer & General Counsel	2014	288,481	—	84,762	27,238	275,000	—	16,622		692,103

(1)

The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs, determined in accordance with FASB ASC Topic 718. See Note 15, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards. With respect to the performance stock units and the market-based performance awards granted in 2016, the grant date values are based upon the Company’s stock price (EPS metric) and a simulation of a range of possible future stock prices for the Company’s stock over the performance period using a Monte Carlo Simulation, discounted back to the valuation date using the risk free rate (relative TSR performance and the $25 average share price), each as of the date of grant. Pursuant to SEC rules, for the part of the performance stock units that are subject to performance conditions (the EPS metric), the value of such award assuming the highest level of performance condition is achieved is $472,491 for Mr. Laney, $202,475 for Mr. Lilly, $124,284 for Mr. Newfield and $113,399 for Mr. Besskó. For that part of the performance stock units that is subject to market conditions (the TSR metric) and for the market-based performance awards, the potential maximum value is factored into the respective award’s calculated grant date fair value, which is $209,986 and $0, respectively, for Mr. Laney, $89,984 and $199,994, respectively, for Mr. Lilly, $55,243 and $49,993, respectively, for Mr. Newfield and $50,386 and $49,993, respectively, for Mr. Besskó. For a more complete description of the stock awards granted in 2016, please see “Three-Year Performance Stock Unit Award” and “2016 Market-Based Performance Award (NEOs other than CEO)” above.

(2)

The amounts in this column reflect the grant date fair value of stock option awards granted to our named executive officers, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 15, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards.

(3)	Amounts in this column represent cash bonuses we paid under the 2016 Executive Short-Term Cash Incentive Program.
(4)	Any amounts reported in this column represent the above-market portion of interest earned in a fixed rate investment option.
(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $30,000, respectively, and imputed income on life insurance premiums of $3,870.
(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $7,500, respectively.
(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $16,605, respectively, and imputed income on life insurance premiums of $1,677.
(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $15,507, respectively, and imputed income on life insurance premiums of $567.

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2016:

									All		All		Grant
									other		other		date
									stock		option		fair
									awards:		awards:	Exercise	value
									Number of		Number of	or base	of stock
		Estimated future payouts under			Estimated future payouts under				shares		securities	price of	and
		non-equity incentive plan awards(1)			equity incentive plan awards(2)				of stock		underlying	option	option
		Threshold	Target	Maximum	Threshold	Target		Maximum	or units		options	awards	awards
Name	Grant date	($)	($)	($)	(#)	(#)		(#)	(#)		(#)(3)	($/Sh)	($)(4)
G. Timothy Laney	01/01/2016	337,500	675,000	1,012,500	—	—		—	—		—	—	—
	03/01/2016	—	—	—	—	—		—	16,104	(5)	—	—	314,994
	03/01/2016	—	—	—	14,408	28,815		43,223	—		—	—	524,980
	03/01/2016	—	—	—	—	—		—	—		49,763	19.56	210,000

Brian F. Lilly	01/01/2016	140,625	281,250	421,875	—	—		—	—		—	—	—
	03/01/2016	—	—	—	—	—		—	6,901	(5)	—	—	134,984
	03/01/2016	—	—	—	—	17,730	(6)	—	—		—	—	199,994
	03/01/2016	—	—	—	6,175	12,348		18,522	—		—	—	224,968
	03/01/2016	—	—	—	—	—		—	—		21,327	19.56	90,000

Richard U. Newfield, Jr.	01/01/2016	97,500	195,000	292,500	—	—		—	—		—	—	—
	03/01/2016	—	—	—	—	—		—	4,236	(5)	—	—	82,856
	03/01/2016	—	—	—	—	4,432	(6)	—	—		—	—	49,993
	03/01/2016	—	—	—	3,790	7,580		11,370	—		—	—	138,099
	03/01/2016	—	—	—	—	—		—	—		13,092	19.56	55,248

Zsolt K. Besskó	01/01/2016	94,500	189,000	283,500	—	—		—	—		—	—	—
	03/01/2016	—	—	—	—	—		—	3,865	(5)	—	—	75,599
	03/01/2016	—	—	—	—	4,432	(6)	—	—		—	—	49,993
	03/01/2016	—	—	—	3,458	6,915		10,373	—		—	—	125,985
	03/01/2016	—	—	—	—	—		—	—		11,943	19.56	50,399

(1)	Cash incentive bonuses under the 2016 Executive Short-Term Cash Incentive Program.
(2)

Represents the possible range of the performance stock units granted on March 1, 2016 under the 2014 Omnibus Incentive Plan. The performance stock units vest upon the achievement of specified performance criteria; please see “Three-Year Performance Stock Unit Award” above for more details. Dividend equivalents are accrued during the three-year performance period and paid upon vesting based on the number of units that vest.

(3)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2017.
(4)

The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the NEOs in 2016 in accordance with FASB ASC Topic 718. See Note 15, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards. For purposes of this table, the values for the performance stock units and market-based performance awards are based upon the Company’s stock price and by using a Monte Carlo Simulation as of the grant date, respectively. The actual number of shares earned for the performance stock units is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance stock units granted in 2016, please see "Three-Year Performance Stock Unit Award" above.

(5)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2017. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(6)

Represents shares of a market-based performance award that will vest in full, subject to the NEO’s continued service through March 1, 2019, upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share. There is no threshold or maximum performance level for this award. The performance vesting condition for these shares was satisfied on November 28, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2016:

											Equity
											incentive
									Equity		plan
									incentive		awards:
									plan		Market or
									awards:		payout
									Number of		value of
						Number		Market	unearned		unearned
	Number of	Number of				of shares		value of	shares,		shares,
	securities	securities				or units		shares or	units or		units or
	underlying	underlying				of stock		units of	other		other
	unexercised	unexercised		Option		that		stock that	rights that		rights that
	options	options		exercise	Option	have not		have not	have not		have not
	exercisable	unexercisable		price	expiration	vested		vested	vested		vested
Name	(#)	(#)		($)	date	(#)		($)(1)	(#)		($)(1)
G. Timothy Laney	850,000	—		20.00	6/17/2020	9,334	(2)	297,661	100,000	(3)	3,189,000
	200,000	—		20.00	10/11/2018	21,331	(4)	680,246	56,667	(5)	1,807,111
	18,666	9,334	(2)	18.92	4/29/2024	16,104	(6)	513,557	28,815	(7)	918,910
	10,665	21,331	(4)	19.08	4/28/2025	—		—	—		—
	—	49,763	(6)	19.56	3/1/2026	—		—	—		—

Brian F. Lilly	100,000	—		20.00	2/27/2022	5,430	(8)	173,163	44,445	(5)	1,417,351
	8,150	8,150	(9)	18.09	5/2/2023	3,967	(2)	126,508	12,340	(5)	393,523
	3,695	3,695	(9)	20.00	5/2/2023	9,066	(4)	289,115	12,348	(7)	393,778
	7,933	3,967	(2)	18.92	4/29/2024	6,901	(6)	220,073	—		—
	4,532	9,066	(4)	19.08	4/28/2025	17,730	(10)	565,410	—		—
	—	21,327	(6)	19.56	3/1/2026	—		—	—		—

Richard U. Newfield, Jr.	200,000	—		20.00	1/25/2021	3,260	(8)	103,961	22,222	(3)	708,660
	50,000	—		20.00	10/11/2018	2,400	(2)	76,536	16,667	(5)	531,511
	4,890	4,890	(9)	18.09	5/2/2023	5,546	(4)	176,862	7,580	(7)	241,726
	4,800	2,400	(2)	18.92	4/29/2024	4,236	(6)	135,086	—		—
	2,773	5,546	(4)	19.08	4/28/2025	4,432	(10)	141,336	—		—
	—	13,092	(6)	19.56	3/1/2026	—		—	—		—

Zsolt K. Besskó	—	9,450	(11)	20.54	8/8/2023	4,726	(12)	150,712	6,915	(7)	220,519
	2,986	1,494	(2)	18.92	4/29/2024	1,494	(2)	47,644	—		—
	2,463	4,928	(4)	19.08	4/28/2025	4,928	(4)	157,154	—		—
	—	11,943	(6)	19.56	3/1/2026	3,865	(6)	123,255	—		—
	—	—		—	—	4,432	(10)	141,336	—		—

(1)	Based upon the closing price of our common stock on December 31, 2016, which was $31.89.
(2)	Represents awards that vest in full, subject to the NEO’s continued service through April 29, 2017.

(3)

Represents shares of a market-based performance award that vest in full, subject to the NEO’s continued service through the applicable vesting date, upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share. The performance condition for this award occurred on February 23, 2017.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on April 28, 2017.

(5)	Represents shares of a market-based performance award that vest, subject to the NEO’s continued service through the applicable vesting date, as follows:

•

1/2 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share. The performance condition for this portion of the award was satisfied, and that portion of the shares vested on February 23, 2017.

•	1/2 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.
(6)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2017.

(7)

Amounts shown above represent the performance stock units granted in 2016, and the number of units are currently reflected at the target level of performance with respect to both the TSR and EPS metrics. Actual amounts vested and earned, if any, depend on actual performance against the performance measures for the three-year performance period. Please see the "Three-Year Performance Stock Unit Award" above for more details.
(8)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on May 2, 2017.

(9)	Represents stock options that vest in full, subject to the NEO’s continued service through May 2, 2017.

(10)

Represents shares of a market-based performance award that will vest in full, subject to the NEO’s continued service through March 1, 2019, upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share. The performance vesting condition for these shares was satisfied on November 28, 2016.

(11)	Represents stock options that vest in full, subject to the NEO’s continued service through July 1, 2017.

(12)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on July 1, 2017.

Option Exercises and Stock Vested in 2016

The following table provides information regarding options exercised and shares of restricted stock vested during 2016 with respect to each of our NEOs:

	Option exercises and stock vested
	Option awards		Stock awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)
G. Timothy Laney(1)	200,000	1,506,000	248,331	7,113,696
Brian F. Lilly(2)	100,000	759,000	39,605	1,112,439
Richard U. Newfield, Jr.(3)	50,000	515,000	59,581	1,687,446
Zsolt K. Besskó(4)	9,450	81,365	6,318	126,530

(1)

Option award exercised on November 22, 2016. Stock awards include 100,000 and 128,333 shares that vested upon the Company’s 30-day average stock price equaling or exceeding $25 and $28 on November 28, 2016 and December 19, 2016, respectively. Stock awards also include 10,665 and 9,333 shares of time-based restricted stock that vested on April 28, 2016 and April 29, 2016, respectively.

(2)

Option award exercised on November 23, 2016. Stock awards include 28,392 shares that vested upon the Company’s 30-day average stock price equaling or exceeding $28 on December 19, 2016. Stock awards also include 4,532, 3,966 and 2,715 shares of time-based restricted stock that vested on April 28, 2016, April 29, 2016 and May 2, 2016, respectively.

(3)

Option award exercised on December 6, 2016. Stock awards include 22,222 and 30,556 shares that vested upon the Company’s 30-day average stock price equaling or exceeding $25 and $28 on November 28, 2016 and December 19, 2016, respectively. Stock awards also include 2,773, 2,400 and 1,630 shares of time-based restricted stock that vested on April 28, 2016, April 29, 2016 and May 2, 2016, respectively.

(4)

Option award exercised on December 2, 2016. Stock awards include 2,463, 1,493 and 2,362 shares of time-based restricted stock that vested on April 28, 2016, April 29, 2016 and July 1, 2016, respectively.

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings		balance at
	contributions in	in last	in last	Aggregate	last fiscal
	last fiscal year	fiscal year	fiscal year	withdrawals/distributions	year end
Name	($)	($)(1)	($)	($)	($)(2)
G. Timothy Laney	30,000	30,000	40,165	—	849,231
Brian F. Lilly	9,832	7,500	33,372	—	420,610
Richard U. Newfield, Jr.	62,150	16,605	7,256	—	337,869
Zsolt K. Besskó	23,509	15,507	11,075	—	156,092

(1)	These amounts are included in the Summary Compensation Table for 2016 in the column captioned “All Other Compensation.”

(2)

The amounts shown include contributions that were previously included in the Summary Compensation Table in the columns “Salary” (for executive salary deferral contributions) and “All Other Compensation” (for Company matching contributions) as follows: in 2015 for Mr. Laney of $295,500 and $54,360, for Mr. Lilly of $291,125 and $24,525, for Mr. Newfield of $56,600, and $18,930 and for Mr. Besskó of $68,850 and $17,700, respectively; and in 2014 for Mr. Laney of $281,492 and $52,359, for Mr. Lilly of $36,865 and $11,060, for Mr. Newfield of $54,292 and $18,200, and for Mr. Besskó of $11,539 and $8,654, respectively.

Employment Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2016 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (a) formal investigation by the SEC or (b) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Lilly’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Lilly, which supersedes Mr. Lilly’s letter agreement dated February 13, 2012. The employment agreement provides for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Lilly an annual base salary of no less than $375,000, to be reviewed annually, and a target cash bonus opportunity of no less than 75% of base salary, to be reviewed annually. The employment agreement also provides Mr. Lilly with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Lilly is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Lilly’s termination of employment, if his employment is terminated by us without “cause” or Mr. Lilly resigns with “good reason” within two years following a change in control or (b) one year following Mr. Lilly’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Lilly’s employment without “cause” or Mr. Lilly’s resignation with “good reason,” Mr. Lilly is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2016 Potential Payments upon Termination or Change-in-Control” below. Mr. Lilly’s employment agreement also provides that, in the event any payments to Mr. Lilly would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Lilly would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Lilly’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011. The employment agreement provides for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2016 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Besskó’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Besskó, which supersedes Mr. Besskó’s letter agreement dated June 5, 2013. The employment agreement provides for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Besskó an annual base salary of no less than $315,000, to be reviewed annually, and a target cash bonus opportunity of no less than 55% of base salary, to be reviewed annually. The employment agreement also provides Mr. Besskó with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Besskó is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Besskó’s termination of employment, if his employment is terminated by us without “cause” or Mr. Besskó resigns with “good reason” within two years following a change in control or (b) one year following Mr. Besskó’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Besskó’s employment without “cause” or Mr. Besskó’s resignation with “good reason,” Mr. Besskó is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2016 Potential Payments upon Termination or Change-in-Control” below. Mr. Besskó’s employment agreement also provides that, in the event any payments to Mr. Besskó would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Besskó would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Besskó’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

2016 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (a) any earned but unpaid base salary and bonus, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for NEOs other than Mr. Laney under Employment Agreements

If the executive’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

For the purposes of each executive’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Company’s CEO, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of each executive’s employment agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited following a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Market-Based Performance Restricted Stock Awards. With respect to the market-based performance restricted stock awards granted to the NEOs in October 2011 and thereafter, upon a termination of employment prior to a change in control without “cause” or a resignation of employment for “good reason,” any remaining service conditions are deemed to have been satisfied and the awards will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the expiration date of the award.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs in 2016, all unvested awards will be forfeited following any termination of employment.

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment agreements.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will vest upon a termination of employment due to death or disability, other than the performance stock unit awards or market-based performance restricted stock awards granted to the NEOs in October 2011 and thereafter, in which case upon a termination of employment due to death or disability, any remaining service conditions are deemed to have been satisfied and the awards will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the expiration date of the award.

Arrangements upon a Change in Control

Severance for NEOs under Employment Agreements

If the executive’s employment is terminated within two years following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) two times (three times for the CEO) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times (three times for the CEO) the greater of (i) his target annual bonus determined under the employment agreement and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the change in control.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. With respect to awards granted prior to 2016, all unvested outstanding time-based stock options and restricted stock awards held by the NEOs fully vest, and in the case of stock options, become exercisable, upon a change in control (as defined in the Company’s equity incentive plans). With respect to awards granted in 2016 and thereafter, all time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination. If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Market-Based Performance Restricted Stock Awards. The market-based performance restricted stock awards granted to the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding restricted stock awards fully vest. If the executive is not provided a replacement award, the award fully vests upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs in 2016, in connection with a change in control, the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance. If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the original performance period. If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) due to the executive’s death or disability, any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination. If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

Change in Control Definition. A change in control is generally deemed to occur under the Company’s equity incentive plans upon:

•

the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;
•

a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by: (a) under the 2009 Equity Incentive Plan, a vote of at least two-thirds of the incumbent directors then on the Board of Directors; or (b) under the 2014 Omnibus Incentive Plan, a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or
•

the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner,” directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

For the NEOs serving as of December 31, 2016, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming a termination date of December 31, 2016 and an NBHC share price of $31.89, the closing price of NBHC common stock on the NYSE on December 30, 2016 (the NYSE was closed Saturday, December 31, 2016)):

			Stock	Restricted
		Cash	option	stock
		severance	vesting	vesting		Total
Name	Scenario	($)(1)	($)	($)(2)		($)(3)
G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause(4)	5,234,000	—	—		5,234,000
	Involuntary Termination for Cause	—	—	—		—
	Involuntary Termination Following Change in Control	5,427,000	1,007,890	7,609,145		14,044,035
	Change in Control -No Termination of Employment(5)	—	394,312	977,907		1,372,219
						—
Brian F. Lilly	Voluntary Resignation without Good Reason	—	—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause(4)	944,000	—	565,410	(6)	1,509,410
	Involuntary Termination for Cause	—	—	—		—
	Involuntary Termination Following Change in Control	1,725,250	586,953	3,665,756		5,977,959
	Change in Control -No Termination of Employment(5)	—	323,991	588,785		912,776
						—
Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause(4)	690,500	—	141,336	(6)	831,836
	Involuntary Termination for Cause	—	—	—		—
	Involuntary Termination Following Change in Control	1,327,000	331,079	2,168,998		3,827,077
	Change in Control -No Termination of Employment(5)	—	102,172	357,359		459,532
						—
Zsolt K. Besskó	Voluntary Resignation without Good Reason	—	—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause(4)	678,000	—	141,336	(6)	819,336
	Involuntary Termination for Cause	—	—	—		—
	Involuntary Termination Following Change in Control	1,247,000	337,020	1,135,125		2,719,144
	Change in Control -No Termination of Employment(5)	—	189,762	355,510		545,272

(1)

Severance amounts are based on the terms of the applicable employment agreements. The prorated bonus for the year of termination is calculated using the target annual bonus amount in the event of an involuntary termination following a change in control.

(2)

Includes vesting of $32 performance-based awards for Messrs. Laney, Lilly, and Newfield in the event of an involuntary termination following a change in control. Note that these awards vested on February 23, 2017, as more fully described in the footnotes to the table titled “Outstanding Equity Awards at 2016 Fiscal Year-End” above.

(3)

Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

(4)

Assumes that the performance conditions of any unvested market-based performance restricted stock awards are not satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the expiration date of the award.

(5)

Assumes that the NEO’s performance-based restricted stock awards and performance stock unit awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

(6)

Amount also payable upon death or disability. Assumes that the performance conditions of any unvested market-based performance restricted stock awards are not satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the expiration date of the award. Also assumes that death did not occur within two years following a change in control in which a replacement award was granted for the performance stock unit awards.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s charter, a copy of which is available on our website www.nationalbankholdings.com, sets forth the Audit and Risk Committee’s purposes and responsibilities. The five members of the Audit and Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit and Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting for us and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2016. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit and Risk Committee has reviewed and discussed our 2016 audited financial statements with management and KPMG. The Audit and Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Members of the Audit and Risk Committee:

Ralph W. Clermont, Chair

Robert E. Dean

Fred J. Joseph

Micho F. Spring

Burney S. Warren, III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2016.

OTHER BUSINESS

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2018 ANNUAL MEETING OF SHAREHOLDERS

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2018 Proxy Statement and acted upon at our 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to November 27, 2017 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2018 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2017 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 3, 2018 and no later than February 2, 2018. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
•	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
•	the number of shares of each class of NBHC stock owned by such shareholder;
•	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
•

any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process and Board Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2018 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 2, 2018 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2018 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

Any questions and requests for assistance may be directed to the

Proxy Solicitation Agent:

200 Broadacres Dr.

Suite 300

Bloomfield, N.J. 07003

www.allianceadvisorsllc.com

Shareholders please call toll free: 855-486-7907

Email: nbhcinfo@allianceadvisorsllc.com

Banks and Brokers please call 973-873-7780

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. National Bank Holdings Corporation 7800 East Orchard Road, Suite 300 Greenwood Village, CO 80111 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Ralph W. Clermont 06 Burney S. Warren, III 02 Robert E. Dean 07 Art Zeile 03 Fred J. Joseph 04 G. Timothy Laney 05 Micho F. Spring The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2017. For 0 0 Against 0 0 Abstain 0 0 3To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000309675_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com NATIONAL BANK HOLDINGS CORPORATION Annual Meeting of Shareholders May 3, 2017 8:30 AM Mountain Time This proxy is solicited on behalf the Board of Directors The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Zsolt K. Besskó, or either of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on May 3, 2017 at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, and any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope, or vote by internet or telephone. Continued and to be signed on reverse side 0000309675_2 R1.0.1.15